Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174220

The information in this prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 13, 2011)

5,500,000 Common Units

Representing Limited Partner Interests

Teekay LNG Partners L.P.

$             per common unit

We are selling 5,500,000 of our common units, representing limited partner interests. We have granted the underwriters an option to purchase up to 825,000 additional common units.

Our common units are listed on the New York Stock Exchange under the symbol “TGP.” The last reported sale price of our common units on the New York Stock Exchange on November 1, 2011 was $34.47 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per common unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses) from this offering to the public	$	$

The underwriters expect to deliver the common units on or about                     , 2011 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Senior Co-Managers

DnB NOR Markets	ABN AMRO

Junior Co-Manager

Credit Agricole CIB

                    , 2011

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or SEC ) that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

Prospectus Supplement

Prospectus

About This Prospectus	3
Forward-Looking Statements	3
Teekay LNG Partners L.P	4
Risk Factors	5
Use of Proceeds	9
Description of The Common Units	10
Cash Distributions	14
Material U.S. Federal Income Tax Considerations	20
Non-United States Tax Considerations	35
Plan Of Distribution	37
Service of Process and Enforcement of Civil Liabilities	39
Legal Matters	39
Experts	39
Where You Can Find More Information	39
Incorporation of Documents by Reference	40
Expenses	41

S-iii

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements include statements with respect to, among other things, those relating to the Maersk LNG Acquisition, including its completion and its expected benefits to us, our projects with future deliveries and our business strategies, and those set forth in the sections titled “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” in this prospectus supplement, including with respect to the ratio of taxable income to distributions.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties. The risks and uncertainties include those risks discussed in “Risk Factors” set forth in the prospectus and those discussed in other reports we file with the SEC and that are incorporated in this prospectus by reference, including our Annual Report on Form 20-F for the year ended December 31, 2010, as amended. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iv

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and does not contain all the information you will need in making an investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common units.

Unless otherwise indicated, references in this prospectus to “Teekay LNG Partners,” “we,” “us” and “our” and similar terms refer to Teekay LNG Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common units described herein, shall mean specifically Teekay LNG Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Overview

We are an international provider of marine transportation services for liquefied natural gas (or LNG), liquefied petroleum gas (or LPG) and crude oil. We were formed in 2004 by Teekay Corporation, the world’s largest owner and operator of medium-sized crude oil tankers, to expand its operations in the LNG shipping sector. Our primary growth strategy focuses on expanding our fleet of LNG and LPG carriers under long-term, fixed-rate charters. We intend to continue our practice of acquiring LNG and LPG carriers as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than on a speculative basis. In executing our growth strategy, we may engage in vessel or business acquisitions or enter into joint ventures and partnerships with companies that may provide increased access to emerging opportunities from global expansion of the LNG and LPG sectors. Our fleet, excluding newbuildings, currently consists of 20 LNG carriers, 10 Suezmax-class crude oil tankers, five LPG carriers and one Handymax product tanker, all of which are double-hulled and generally operate under long-term, fixed-rate time charters with major energy and utility companies. In addition, we expect to take delivery of one newbuilding LNG carrier, in the first quarter of 2012. Our interests in these vessels range from 33% to 100%. Although we may acquire additional crude oil tankers from time-to-time, we view our Suezmax tanker fleet primarily as a source of stable cash flow. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue growth opportunities in the LNG and LPG shipping sectors and may consider other opportunities for which our competitive strengths are well suited. As of September 30, 2011, Teekay Corporation, which beneficially owns and controls our general partner, beneficially owned a 43.6% interest in us, including a 2% general partner interest.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating company, Teekay LNG Operating L.L.C., a Marshall Islands limited liability company. Our general partner, Teekay GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities.

Business Strategies

Our primary business objective is to increase distributable cash flow per unit by executing the following strategies:

•

Acquire new LNG and LPG carriers built to project specifications after long-term, fixed-rate charters have been awarded for the LNG and LPG projects.    Our LNG and LPG carriers were built or will be built to customer specifications included in the related long-term, fixed-rate charters for the vessels. We intend to continue our practice of acquiring LNG and LPG carriers as needed for approved projects only after the long-term, fixed-rate charters for the projects have been awarded, rather than ordering vessels on a speculative basis. We believe this approach is preferable to speculative newbuilding because it:

•	eliminates the risk of incremental or duplicative expenditures to alter newly-built LNG and LPG carriers to meet customer specifications;

•	facilitates the financing of new LNG and LPG carriers based on their anticipated future revenues; and

•	ensures that new vessels will be employed upon acquisition, which should generate more stable cash flow.

•	Expand our LNG and LPG operations globally. We seek to capitalize on opportunities emerging from the global expansion of the LNG and LPG sector by selectively targeting:

•	long-term, fixed-rate charters wherever there is significant growth in LNG and LPG trade;

•	joint ventures and partnerships with companies that may provide increased access to opportunities in attractive LNG and LPG importing and exporting geographic regions;

•	strategic vessel and business acquisitions; and

•	adjacent areas of business, including floating storage and regasification units (or FSRUs).

•

Provide superior customer service by maintaining high reliability, safety, environmental and quality standards.    LNG and LPG project operators seek LNG and LPG transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We seek to leverage our own and Teekay Corporation’s operational expertise to create a sustainable competitive advantage with consistent delivery of superior customer service.

•

Manage our Suezmax tanker fleet to provide stable cash flows.    The remaining firm terms for our existing long-term Suezmax tanker charters are two to 10 years, with extension options on eight of the existing charters. We believe the fixed-rate time charters for our Suezmax oil tanker fleet provide us stable cash flows during their terms. Depending on prevailing market conditions during and at the end of each existing charter, we may seek to extend the charter, enter into a new charter, operate the vessel on the spot market or sell the vessel, in an effort to maximize returns on our Suezmax fleet while managing residual risk.

Recent Developments

Maersk LNG Acquisition

In October 2011, we and the Marubeni Corporation (or Marubeni) entered an agreement to acquire ownership interests in eight LNG carriers from Denmark-based A.P. Moller-Maersk A/S (or Maersk) for an aggregate purchase price of approximately $1.4 billion (or the Maersk LNG Acquisition). Teekay LNG Partners and Marubeni expect to have a 52% and 48% economic interest, respectively, in the joint venture that we have agreed to form with Marubeni (or the Teekay LNG-Marubeni Joint Venture) to hold our ownership interests in these LNG carriers. Through the Maersk LNG Acquisition, the Teekay LNG-Marubeni Joint Venture will acquire 100% ownership interest in six LNG carriers and 26% ownership interest in two additional LNG carriers, as detailed below:

LNG Carrier	Year Delivered	Teekay LNG-Marubeni Joint Venture Ownership	Vessel Capacity (cubic meters)	Propulsion(1)
Maersk Meridian	2010	100%	165,500	DFDE
Woodside Donaldson	2009	100%	165,500	DFDE
Maersk Magellan	2009	100%	165,500	DFDE
Maersk Arwa	2008	100%	165,500	DFDE
Maersk Marib	2008	100%	165,500	DFDE
Maersk Methane	2008	100%	165,500	DFDE
Maersk Qatar	2006	26%	145,000	Steam
Maersk Ras Laffan	2004	26%	138,000	Steam

(1)	DFDE refers to Dual Fuel Diesel Electric engines.

The eight LNG carriers to be acquired by the Teekay LNG-Marubeni Joint Venture were built between 2004 and 2010. Five of the eight LNG carriers are currently operating under long-term, fixed-rate time charter contracts, primarily with major energy companies. These time charters have an average remaining contract period of approximately 17 years, plus extension options. The other three vessels are currently operating under short-term, fixed-rate time charters; however, one of these short-term charters includes an extension option in the fourth quarter of 2011 which, if exercised, would increase the number of acquired vessels on long-term, fixed-rate charters to six. The LNG carriers to be acquired by the Teekay LNG-Marubeni Joint Venture service projects around the world. Teekay Corporation will take over technical management of the acquired vessels after a transition period.

The Teekay LNG-Marubeni Joint Venture intends to finance approximately $1.12 billion of its acquisition through secured loan facilities, and the remaining $280 million through equity contributions from Teekay LNG Partners and Marubeni Corporation in proportion to their economic interest in the Teekay LNG-Marubeni Joint Venture. Our 52% portion of this equity contribution is $146 million. Although the Teekay LNG-Marubeni Joint Venture has financing commitments from a group of lenders, it may fail to obtain the debt financing if it is unable to negotiate definitive financing agreements or satisfy the terms of the financing commitments, or if there are material adverse changes in the international debt markets. The transaction has been approved by the Teekay LNG, Marubeni and Maersk boards of directors, but is subject to a number of closing conditions, including consent by the existing charterers of the vessels and regulatory approval. We anticipate that the acquisition, assuming timely satisfaction of the closing conditions, will close in early 2012. We expect that all actions of the Teekay LNG-Marubeni Joint Venture will require the unanimous consent of Teekay LNG Partners and Marubeni. The Partnership expects to use the equity method of accounting for the Teekay LNG-Marubeni Joint Venture, subject to finalization of the joint venture agreement with Marubeni.

The owners of the remaining interests in the two LNG carriers in which the Teekay LNG-Marubeni Joint Venture is acquiring a 26% interest (or the Maersk Limited Partners) have the right to require the purchase of all of the remaining interests in the two LNG carriers in connection with the Maersk LNG Acquisition. If the Maersk Limited Partners exercise those rights, we and the Teekay LNG-Marubeni Joint Venture would expect to finance the additional purchase price with assumption of debt and existing revolving credit facilities. Conversely, the Maersk Limited Partners also have a right to acquire the 26% interest from Maersk as a result of the proposed transaction. In that case, the purchase price for the Maersk LNG Acquisition would be proportionally adjusted to a lower amount.

Angola LNG Project

In December 2007, a consortium in which Teekay Corporation has a 33% ownership interest agreed to charter four newbuilding 160,400-cubic meter LNG carriers to the Angola LNG Project. The Angola LNG Project involves the collection and transportation of gas from offshore production facilities to an onshore LNG processing plant at Soyo, located in northwest Angola. The project is being developed by subsidiaries of Chevron Corporation, Sociedade Nacional de Combustiveis de Angola EP, BP Plc, Total S.A. and Eni SpA. Mitsui & Co., Ltd. and NYK Bulkship (Europe) have 34% and 33% ownership interests in the consortium, respectively.

Teekay Corporation offered to us, and we agreed to purchase, its 33% ownership interest in the Angola LNG Project at a total equity purchase price of approximately $75 million (net of assumed debt) subject to adjustment based on actual costs incurred at the time of delivery. We will acquire the ownership interests and pay a proportionate share of the purchase price as each vessel is delivered. We took delivery of three of the newbuilding LNG carriers in August, September and October 2011, respectively. The remaining vessel is scheduled for delivery in the first quarter of 2012. Each of the four carriers have been, or will be upon delivery from the shipyard, chartered at fixed rates, subject to inflation adjustments, to the Angola LNG Project for a period of 20 years, with two extension periods for five years each.

Skaugen LPG Project

In December 2006, we agreed to acquire upon delivery three LPG carriers (or the Skaugen LPG Carriers) from subsidiaries of I.M. Skaugen ASA (or Skaugen), each of which has a purchase price of approximately $33 million. The first two vessels were delivered in April and November 2009, and the remaining vessel was delivered in September 2011. At delivery, each vessel was chartered at fixed rates for 15 years to Skaugen.

Skaugen Multigas Project

In July 2008, Teekay Corporation signed contracts for the purchase from Skaugen of two technically-advanced 12,000-cubic meter newbuilding Multigas vessels (or the Skaugen Multigas Carriers) capable of carrying LNG, LPG or ethylene. We, in turn, agreed to acquire the vessels from Teekay Corporation upon delivery for a total cost of approximately $110 million. Those vessels were delivered in June and October 2011. Upon delivery, each vessel commenced service under 15-year fixed-rate charters to Skaugen.

2011 Third Quarter Operating Results

Based on our internal accounting records, we expect that voyage revenues for the quarter ended September 30, 2011 will be approximately $97 million and income from vessel operations will be approximately $46 million compared to voyage revenues of $92 million and income from vessel operations of $43 million for the same period in the prior year.

The increase in our voyage revenues primarily relates to fewer off-hire days relating to scheduled drydockings in 2011, delivery of the Skaugen Multigas carrier in mid-June 2011 and the effect on our Euro-denominated revenues as a result of the strengthening of the Euro against the U.S. Dollar. The increase in our income from vessel operations primarily relates to the above factors affecting voyage revenues, partially offset by higher vessel operating expenses and higher depreciation expense relating to the amortization of drydocking expenditures incurred during the fourth quarter of 2010 through the second quarter of 2011, as well as the delivery of the first Skaugen Multigas Carrier in June 2011.

As in previous quarters, for accounting purposes we are required to recognize the changes in the fair value of our derivative instruments in the statement of income (loss) and to revalue all foreign currency denominated monetary assets and liabilities based on the prevailing exchange rate at the end of each reporting period. This method of accounting does not affect our cash flows or the calculation of distributable cash flow, but results in the recognition of unrealized gains or losses on the statements of income (loss). These unrealized gains or losses will have an impact on our reported GAAP net income. For the quarter ended September 30, 2011, we expect a net unrealized non-cash loss relating to the change in fair value of our derivative instruments and a net unrealized foreign currency exchange gain related to the revaluation of our non US-denominated loans, capital leases and restricted cash.

Our independent registered public accounting firm has not completed its review of our financial information for the quarter ended September 30, 2011. As a result, the financial statements for the quarter ended September 30, 2011 may be subject to change.

Cash Distribution

We declared a cash distribution of $0.63 per unit for the third quarter of 2011, which will be paid on November 14, 2011 to all unitholders of record on November 2, 2011. Common units issued in this offering will not be entitled to receive the third quarter distribution.

THE OFFERING

Issuer	Teekay LNG Partners L.P.

Common units offered by us	5,500,000 common units.

6,325,000 common units if the underwriters exercise in full their option to purchase up to an additional 825,000 common units.

Units outstanding after this offering	64,857,900 common units. 65,682,900 common units if the underwriters exercise their option to purchase additional common units in full.

Use of proceeds	We intend to use the net proceeds of approximately $ million from this offering, including our general partner’s related capital contribution, to fund the equity purchase price of the Maersk LNG Acquisition if and as such payments become due, while using interim and remaining funds for the repayment of outstanding debt under one of our revolving credit facilities. If the Maersk LNG Acquisition does not close or we have excess net proceeds, the amounts used to repay our revolving credit facility will remain available for general partnership purposes, including other potential acquisitions. The completion of this offering is not necessary for us to complete the Maersk LNG Acquisition. Please read “Use of Proceeds.”

Certain affiliates of the underwriters in this offering are lenders under our credit facilities and, accordingly, will receive a portion of the proceeds of this offering. Please read the “Underwriting” section in this prospectus supplement.

Estimated ratio of taxable income to distributions	We estimate that if you hold the common units you purchase in this offering through December 31, 2014 you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For a discussion of the basis for this estimate and of factors that may affect our ability to achieve this estimate, please read “Material U.S. Federal Income Tax Considerations — Ratio of Taxable Income to Distributions.”

New York Stock Exchange Symbol	TGP

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider those risks discussed under the caption “Risk Factors” beginning on page 5 of the accompanying prospectus and the discussion of risk factors beginning on page 9 of our Annual Report on Form 20-F for the year ended December 31, 2010, as amended, and on page 26 of our Report on Form 6-K for the quarter ended March 31, 2011, both of which are incorporated by reference into this prospectus. If any of these risks or other risks incorporated by reference into this prospectus were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline, and you could lose all or part of your investment. In addition, we are subject to the following risks and uncertainties.

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and in the accompanying base prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our securities.

Risks Related to Recent and Potential Acquisitions

The pending Maersk LNG Acquisition may not close as anticipated or it may close with adjusted terms.

We expect the Maersk LNG Acquisition to close by early 2012, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete the Maersk LNG Acquisition. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	obtaining of consent to the transaction from the LNG carrier charterers and other third-parties;

•	obtaining regulatory approval, including from agencies regulating competition;

•	the continued accuracy of the representations and warranties contained in the acquisition agreement;

•	the performance by each party of its obligations under the acquisition agreement;

•	the absence of any decree, order, injunction, ruling or judgment that prohibits, or other proceedings that seek to prohibit, the Maersk LNG Acquisition or makes the Maersk LNG Acquisition unlawful;

•	the termination of financing leases of certain LNG carriers; and

•	the execution of certain agreements related to the consummation of the Maersk LNG Acquisition.

In addition, the Teekay LNG-Marubeni Joint Venture must obtain $1.12 billion in secured debt financing and Marubeni must make its proportional $134 million capital contribution. Although the Teekay LNG-Marubeni Joint Venture has financing commitments from a group of lenders, it may fail to obtain the debt financing if it is unable to negotiate definitive financing agreements or satisfy the terms of the financing commitments, or if there are material adverse changes in the international debt markets.

The Teekay LNG-Marubeni Joint Venture may also fail to acquire the expected 26% interest in the two vessels controlled by the limited partnership between Maersk and the Maersk Limited Partners. The Maersk Limited Partners may exercise their option to require the purchase of their 74% interest in the two vessels in connection with the Maersk LNG Acquisition, or may instead exercise their option to acquire Maersk’s 26% interest in the two vessels. If the Maersk Limited Partners choose to sell their interest to the Teekay LNG-Marubeni Joint Venture, we may need to assume our pro rata portion of the increased purchase price. If the Maersk Limited Partners choose to acquire all the interest in the two vessels, the Teekay LNG-Marubeni Joint Venture will acquire six vessels instead of the expected eight vessels and the purchase price for the Maersk LNG Acquisition will be proportionally adjusted to a lower amount.

The Teekay LNG-Marubeni Joint Venture or Maersk may unilaterally terminate the acquisition agreement without the other party’s agreement and without completing the Maersk LNG Acquisition if the Maersk LNG Acquisition is not completed by February 29, 2012. Additionally, if the Maersk LNG Acquisition is not completed by February 1, 2012 and is not expected to occur within a short period of time thereafter, the parties will enter into good faith discussions regarding extending the termination date.

We cannot assure you that the pending Maersk LNG Acquisition will close on our expected timeframe, or at all, or close without material adjustment. In addition, the closing of this common units offering is not conditioned on, nor is it a condition to, the closing of the Maersk LNG Acquisition. Accordingly, if you decide to purchase common units in this offering, you should be willing to do so whether or not we complete the Maersk LNG Acquisition.

We may be unable to make or realize expected benefits from the Maersk LNG Acquisition, and implementing the acquisition may harm our business, financial condition and operating results.

Similar to any acquisition of any vessel or business, the Maersk LNG Acquisition may not result in anticipated profitability or generate cash flow sufficient to justify our investment. In addition, our acquisition exposes us to risks that may harm our business, financial condition and operating results. In particular, the Maersk LNG Acquisition includes risks that we may:

•	fail to realize anticipated benefits, such as cost-savings or cash flow continuation or enhancements, including anticipated spot and rechartering rates;

•	fail to integrate the operations with our other business;

•	fail to establish positive relationships with the charterers, or be forced to renegotiate with the charterers to complete the acquisition;

•	be unable to renew or replace charter contracts that are terminated early or short-term charter contracts that expire;

•	fail to obtain the benefits of a charter if the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	fail to obtain the benefits of a charter if the customer exercises certain rights to terminate the charter, purchase or cause the sale of the vessel or convert the time charter to a bareboat charter;

•

be subject to changes in the production of LNG or LPG, either generally or in particular regions, that would impact the expected future growth in the global LNG transportation and regasification markets, and spot LNG shipping rates;

•	be subject to events that delay or prevent the transition of technical management of vessels to be acquired;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our acquired fleet;

•	decrease our borrowing capacity to finance further acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired, including higher than anticipated drydocking costs; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Unlike newbuildings, existing vessels typically do not carry warranties as to their condition. While we generally inspect existing vessels prior to purchase, such an inspection would normally not provide us with as much knowledge of a vessel’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could decrease our cash flow and reduce our liquidity.

We will share control of the operation of the Teekay LNG-Marubeni Joint Venture, which may limit our ability to receive cash distributions from the joint venture.

All actions of the Teekay LNG-Marubeni Joint Venture require the unanimous consent of Teekay LNG Partners and Marubeni. Accordingly, we share control of the amount of cash distributed to us and the ongoing operational decisions, including the entry into new long-term charter contracts. Our shared control over the operations of the Teekay LNG-Marubeni Joint Venture may mean that we do not receive the amount of cash we expect to be distributed to us, which in turn may reduce the amount of cash we have available for distribution to our unitholders.

Financing the Maersk LNG Acquisition will substantially increase our outstanding obligations.

The Teekay LNG-Marubeni Joint Venture intends to borrow $1.12 billion of the $1.4 billion purchase price to finance the Maersk LNG Acquisition, of which we will guarantee our proportional amount of approximately $582.4 million. We anticipate that the acquisition facility and our guarantee will contain certain restrictive and financial covenants, including those related to tangible net worth, leverage and liquidity. The guarantee obligations and covenants may reduce our ability to obtain additional debt financing to respond to changing business and economic conditions or to fund capital expenditure or working capital needs. In addition, the Teekay LNG-Marubeni Joint Venture will have a significant level of debt, which could lead to constraints in its liquidity and working capital.

We expect the anticipated financing for the Maersk LNG Acquisition will mature in 18 months. We cannot assure you that we will be able to refinance on acceptable terms, if at all. For a discussion about the risks posed by leverage generally, please read “Risk Factors — Our substantial debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities” in our Annual Report on Form 20-F for the year ended December 31, 2010, as amended.

Completing the Maersk LNG Acquisition may further expose us to the political and economic instability prevalent in many regions in which we operate, including the Middle East.

We operate in many areas affected by economic, political and government instability. The Maersk LNG Acquisition includes vessels that service LNG facilities in areas of the Middle East that are affected by political instability, a poor economy, high unemployment and corruption. These factors may disrupt the charters, including as a result of attacks on our vessels, attacks on gas pipelines, political unrest, strikes, hostile actions in the region, tariffs, trade embargoes and other economic sanctions by the United States or other countries. Any of these or other similar actions could harm our ability to realize the expected economic benefit from the Maersk LNG Acquisition.

Tax Risks

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States creates some uncertainty as to whether we will be classified as a partnership for U.S. federal income tax purposes.

In order for us to be classified as a partnership for U.S. federal income tax purposes, more than 90% of our gross income each year must be “qualifying income” under Section 7704 of the U.S. Internal Revenue Code of 1986, as amended (the Code). For this purpose, “qualifying income” includes income from providing marine transportation services to customers with respect to crude oil, natural gas and certain products thereof, but may not include rental income from leasing vessels to customers.

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for purposes of the passive foreign investment company provisions of the Code. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing “qualifying income” under Section 7704 of the Code, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the “qualifying income” provisions under Section 7704 of the Code. Nevertheless, our counsel, Perkins Coie LLP, is of the opinion that our time charter income should be “qualifying income” within the meaning of Section 7704(d) of the Code and that we should (as opposed to will) be classified as a partnership for U.S. federal income tax purposes. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS. Please read “Material U.S. Federal Income Tax Considerations — Classification as a Partnership.”

Some of our subsidiaries that are classified as corporations for U.S. federal income tax purposes might be treated as “passive foreign investment companies,” which could result in additional taxes to our unitholders.

Certain of our subsidiaries that are classified as corporations for U.S. federal income tax purposes could be treated as “passive foreign investment companies” (or PFICs) for U.S. federal income tax purposes. U.S. shareholders of a PFIC are subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC. We have received a ruling from the IRS that our subsidiary Teekay LNG Holdco L.L.C. will be classified as a “controlled foreign corporation” (or CFC) rather than a PFIC as long as it is wholly-owned by a U.S. partnership. Our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C., DHJS 2007-001 LLC and DHJS 2007-002 LLC are also owned by our U.S. partnership. We intend to take the position, and our counsel, Perkins Coie LLP, is of the opinion, that these subsidiaries should also be treated as CFCs rather than PFICs. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS. Please read “Material U.S. Federal Income Tax Considerations—Taxation of our Subsidiary Corporations.”

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of common units we are offering, including from our general partners’ capital contribution to maintain its 2% general partner interest in us, after deducting the underwriting discount and estimated expenses payable by us. We expect to receive net proceeds of approximately $         million if the underwriters’ option to acquire additional common units is exercised in full, including from our general partner’s related capital contribution.

We intend to use the net proceeds from our sale of common units covered by this prospectus and the capital contribution by our general partner to fund our portion of the equity purchase price of the Maersk LNG Acquisition, or $146 million, if and as such payments become due, while using interim and remaining funds for the prepayment of outstanding debt under one of our revolving credit facilities, which has a fluctuating interest rate based on the London Interbank Offered Rate (LIBOR) plus 0.55%. The credit facility matures on August 23, 2018. The credit facility is available to fund various acquisitions and for general partnership purposes. We anticipate redrawing on the credit facility if the Maersk LNG Acquisition closes. If the Maersk LNG Acquisition does not close, or we have excess net proceeds, the amounts used to prepay our revolving credit facility will remain available for general partnership purposes, including other potential acquisitions.

This offering is not contingent on the closing of the Maersk LNG Acquisition, and the Maersk LNG Acquisition is not contingent on the closing of this offering.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011 on an historical basis and on an as adjusted basis to give effect to this offering, the capital contribution by our general partner to maintain its 2% general partner interest in us, and the repayment of one of our credit facilities with the estimated net proceeds therefrom. Please read “Use of Proceeds.”

The historical data in the table is derived from and should be read in conjunction with our consolidated financial statements, including accompanying notes, incorporated by reference in this prospectus. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference herein from our Annual Report on Form 20-F for the year ended December 31, 2010, as amended.

	As of June 30, 2011
	Actual	As adjusted(1)
	(in thousands)
Cash and cash equivalents	$74,508		$74,508
Restricted cash(2)	585,543		585,543

Total cash and restricted cash	$660,051		$660,051

Long-term debt, including current portion:
Long-term debt(3)	$1,319,677	$
Long-term obligations under capital leases(2)	743,012		743,012

Total long-term debt(4)	2,062,689
Equity:
Non-controlling interest	21,191		21,191
Partners’ equity	998,505

Total capitalization	$3,082,385		$3,082,385

(1)	Assumes the underwriters have not exercised their option to purchase additional common units.
(2)	Under certain capital lease arrangements, we maintain restricted cash deposits that, together with interest earned on the deposits, will equal the remaining scheduled payments we owe under the capital leases. The interest we receive from those deposits is used solely to pay interest associated with the capital leases, and the amount of interest we receive approximates the amount of interest we pay on the capital leases.
(3)	Since June 30, 2011, our long-term debt has increased by approximately $127 million due to our acquisition of a 33% interest in two Angola LNG carriers which delivered in August and September 2011, as well as the acquisition of the final Skaugen LPG and Skaugen Multigas carriers in September and October 2011, respectively. An additional amount of approximately $60 million was drawn on our revolving credit facilities in anticipation of financing the acquisition of the 33% interest in the third Angola LNG carrier, which delivered in October 2011, and for general partnership purposes.
(4)	Does not include the anticipated Teekay LNG-Marubeni Joint Venture debt of $1.12 billion to finance the Maersk LNG Acquisition, or our $582.4 million guarantee of such debt. These amounts will not be directly included on our consolidated balance sheet as we expect to use the equity method of accounting for this joint venture, subject to finalization of the joint venture agreement with Marubeni Corporation.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed for trading on the New York Stock Exchange under the symbol “TGP.”

The following table sets forth, for the periods indicated, the high and low sales price per common unit, as reported on the New York Stock Exchange, and the amount of quarterly cash distributions declared per unit. The closing sales price of our common units on the New York Stock Exchange on November 1, 2011 was $34.47 per common unit.

	Price ranges		Quarterly cash distributions(1)
	High	Low
Years Ended
December 31, 2010	$38.25	$19.75
December 31, 2009	$26.91	$15.02
December 31, 2008	$32.50	$9.10
December 31, 2007	$40.26	$28.56
December 31, 2006	$35.99	$28.05
Quarters Ended
December 31, 2011(2)	$36.88	$28.61
September 30, 2011	$38.40	$28.81	$0.6300
June 30, 2011	$41.20	$33.55	$0.6300
March 31, 2011	$41.50	$34.00	$0.6300
December 31, 2010	$38.25	$31.45	$0.6300
September 30, 2010	$35.34	$28.35	$0.6000
June 30, 2010	$31.09	$19.75	$0.6000
March 31, 2010	$30.18	$23.22	$0.6000
December 31, 2009	$26.91	$22.68	$0.5700
September 30, 2009	$25.31	$18.69	$0.5700
June 30, 2009	$19.56	$15.13	$0.5700
March 31, 2009	$20.32	$15.21	$0.5700
Months Ended
November 30, 2011(3)	$34.90	$34.11
October 31, 2011	$36.88	$28.61
September 30, 2011	$34.54	$31.03
August 31, 2011	$37.10	$28.81
July 31, 2011	$38.40	$35.31
June 30, 2011	$37.59	$33.55
May 31, 2011	$38.37	$34.40

(1)	Distributions are shown for the quarter with respect to which they were declared. Cash distributions were declared and paid within 45 days following the close of each quarter.
(2)	Based on trading prices between October 1, 2011 and November 1, 2011.
(3)	Based on trading prices on November 1, 2011.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Item 10 — Additional Information — Taxation — United States Tax Consequences” in our Annual Report on Form 20-F for the year ended December 31, 2010, as amended, and “Material U.S. Federal Income Tax Considerations” beginning on page 20 of the accompanying base prospectus, both of which are incorporated by reference into this prospectus. In addition, please consider the U.S. federal income tax considerations described below. To the extent of any inconsistencies among the discussions of U.S. federal income tax considerations below, in the annual report or in the base prospectus, the discussion in the base prospectus supersedes the discussion in the annual report, and the discussion below supersedes the discussions in both the annual report and the base prospectus.

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Classification as a Partnership

For purposes of U.S. federal income taxation, a partnership is not a taxable entity, and although it may be subject to withholding taxes on behalf of its partners under certain circumstances, a partnership itself incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss, deduction and credit of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed exceeds the partner’s adjusted tax basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships generally will be treated as corporations for U.S. federal income tax purposes. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships whose “qualifying income” represents 90% or more of their gross income for every taxable year. Qualifying income includes income and gains derived from the transportation and storage of crude oil, natural gas and products thereof, including liquefied natural gas. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income, including stock. We have received a ruling from the IRS that we requested in connection with our initial public offering that the income we derive from transporting LNG and crude oil pursuant to time charters existing at the time of our initial public offering is qualifying income within the meaning of Section 7704. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. As to income that is not covered by the IRS ruling, we will rely upon the opinion of Perkins Coie LLP whether the income is qualifying income.

We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time for various reasons. Because we have not received an IRS ruling or an opinion of counsel that any (1) income we derive from transporting LPG, petrochemical gases and ammonia pursuant to charters that we have entered into or will enter into in the future, (2) income we derive from transporting crude oil, natural gas and products thereof, including LNG, pursuant to bareboat charters or (3) income or gain we recognize from foreign currency transactions, is qualifying income, we are currently treating income from those sources as nonqualifying income. Under some circumstances, such as a significant change in foreign currency rates, the percentage of income or gain from foreign currency transactions in relation to our total gross income could be substantial. We do not expect income or gains from these sources and other income or gains that are not qualifying income to constitute 10% or more of our gross income for U.S. federal income tax purposes. However, it is possible that the operation of certain of our vessels pursuant to bareboat charters could, in the future, cause our non-qualifying income to constitute 10% or more of our future gross income if such vessels were held in a pass-through structure. In order to preserve our status as a partnership for U.S. federal income tax purposes, we have received a ruling from the IRS that effectively allows us to conduct our bareboat charter operations, as well as our LPG operations, in a subsidiary corporation.

Perkins Coie LLP is of the opinion that, based upon the Internal Revenue Code, Treasury Regulations thereunder, published revenue rulings and court decisions, the IRS ruling and representations described below, we should be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Perkins Coie LLP has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which Perkins Coie LLP has relied are:

•	We have not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and

•

For each taxable year, at least 90% of our gross income will be either (a) income to which the IRS ruling described above applies or (b) of a type that Perkins Coie LLP has opined or will opine should be “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

Please read “Material U.S. Federal Income Tax Considerations — Possible Classification as a Corporation” in the accompanying base prospectus for a discussion of the consequences of our failing to be treated as a partnership.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2014, will be allocated an amount of U.S. federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. These estimates are based upon (1) assumptions as to the amount of our gross income from operations and distributions on all units, (2) the assumption that subsequent issuances of units, if any, during the period ending December 31, 2014 will not be made under circumstances that would increase the ratio of taxable income allocated to units issued in this offering to distributions during the period ending December 31, 2014 above 20%, (3) assumptions as to the amount of income we will earn from deposits with shipbuilders and from our subsidiaries classified as corporations for U.S. federal income tax purposes, which under the passive loss rules, generally cannot be offset by our losses (please read “Material U.S. Federal Income Tax Considerations — Consequences of Unit Ownership — Limitations on Deductibility of Losses” in the accompanying base prospectus), (4) assumptions that our subsidiaries that are classified as corporations for U.S. federal income tax purposes are not treated as passive foreign investment companies (or PFIC s) and (5) other assumptions with respect to capital expenditures, foreign currency translation income, gains on foreign currency transactions, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that the actual ratio of taxable income allocated to units in this offering to cash distributions on the common units during the period ending December 31, 2014 will not be materially greater than our estimate of 20% or less. For example, the ratio of allocable taxable income to cash distributions could be greater, and perhaps substantially greater, than 20% with respect to the period described above if:

•	gross income from operations exceeds the amount required to make our current level of distributions on all units, yet we continue to make distributions at the current levels; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable, or produces deductions, at a rate significantly slower than the rate applicable to our assets at the time of this offering.

If the ratio of allocable taxable income to cash distributions were to be materially greater than our estimate, the value of the common units could be materially adversely affected.

Possible PFIC Status of our Subsidiary Corporations

Our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C., DHJS 2007-001 LLC, DHJS 2007-002 LLC and Teekay LNG Holdco L.L.C. are classified as corporations for U.S. federal income tax purposes. As non-U.S. entities classified as corporations for U.S. federal income tax purposes, these subsidiaries could be considered PFICs. We received a ruling from the IRS that our subsidiary Teekay LNG Holdco L.L.C. will be classified as a CFC rather than a PFIC as long as it is wholly-owned by a U.S. partnership. Arctic Spirit L.L.C., Polar Spirit L.L.C., DHJS 2007-001 LLC and DHJS 2007-002 LLC are also owned by our U.S. partnership. Perkins Coie LLP is of the opinion that these four subsidiaries should be treated as CFCs rather than PFICs.

Taxation of Our Subsidiary Corporations

Our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C., Teekay LNG Holdco L.L.C., DHJS 2007-001 LLC and DHJS 2007-002 LLC are classified as corporations for U.S. federal income tax purposes and are subject to U.S. federal income tax based on the rules applicable to foreign corporations described under “Material U.S. Federal Income Tax Considerations — Possible Classification as a Corporation — Taxation of Operating Income” in the accompanying base prospectus including, but not limited to, the 4% gross basis tax or the net basis tax if the Section 883 Exemption does not apply. Because we believe that the Section 883 Exemption would not apply to us if we were to be treated as a corporation, we believe that the Section 883 Exemption does not apply to our corporate subsidiaries for the current year and would not apply in subsequent years and, therefore, the 4% gross basis tax will apply to our subsidiary corporations. In this regard, we estimate that we will be subject to approximately $500,000 or less of U.S. federal income tax in 2011 and in each subsequent year based on the amount of U.S. Source International Transportation Income these subsidiaries earned for 2010 and their expected U.S. Source International Transportation Income for 2011 and subsequent years. The amount of such tax for which they would be liable for any year will depend upon the amount of income they earn from voyages into or out of the United States in such year, which, however, is not within their complete control.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law holders of our common units will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to our unitholders. In addition, our unitholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and they will not be required by the Republic of The Marshall Islands to file a tax return relating to the common units.

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Accordingly, each prospective unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of such unitholder.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (or the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common units who, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (or the Canada-U.S. Treaty) are, at all relevant times, resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation (or U.S. Resident Holders). This discussion takes into account all proposed amendments to the Canada Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all. This discussion assumes that we are, and will continue to be, classified as a partnership for United States federal income tax purposes.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gains allocated by us to the U.S. Resident Holder in respect of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, (a) we do not carry on business through a permanent establishment in Canada and (b) such U.S. Resident Holder does not hold such common units in connection with a business carried on by such U.S. Resident Holder through a permanent establishment in Canada.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gain from the sale, redemption or other disposition of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, such common units do not, and did not at any time in the twelve-month period preceding the date of disposition, form part of the business property of a permanent establishment in Canada of such U.S. Resident Holder.

In this regard, we believe that our activities and affairs are conducted in a manner that we are not carrying on business in Canada and that U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act or the Canada-U.S. Treaty solely by reason of the acquisition, holding, disposition or redemption of their common units. We intend that this is and continues to be the case, notwithstanding Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in

Bermuda) provides certain services to Teekay LNG Partners L.P. and obtains some or all such services under subcontracts with Canadian service providers, as described below.

We are treated as a partnership for Canadian federal income tax purposes. Under the Canada Tax Act, a resident of Canada (which may include a foreign corporation the central management and control of which is in Canada) is subject to Canadian tax on its world-wide income, subject to any relief that may be provided by any relevant tax treaty. A non-resident corporation or individual that carries on a business in Canada directly or through a partnership is, subject to any relevant tax treaty, subject to tax in Canada on income attributable to its business (or that of the partnership, as the case may be) carried on in Canada.

The Canada Tax Act contains special rules that provide that qualifying international shipping corporations will not be considered to be resident in Canada even if they are, in whole or in part, managed from Canada. Further, the Canada Tax Act and many of the tax treaties to which Canada is a party also contain special exemptions for profits derived from international shipping operations.

We have entered into an agreement with Teekay Shipping Limited for the provision of administrative services, and certain of our operating subsidiaries have entered into agreements with:

•	Teekay Shipping Limited for the provision of advisory, technical, ship management and administrative services; and

•	Teekay LNG Projects Ltd., a Canadian subsidiary of Teekay Corporation, for the provision of strategic advisory and consulting services.

Certain of the services that Teekay Shipping Limited provides to us and our operating subsidiaries under the services agreements are and may in the future be obtained by Teekay Shipping Limited under subcontracts with a Canadian subsidiary of Teekay Corporation. The special rules in the Canada Tax Act and various relevant tax treaties relating to qualifying international shipping corporations and income from international shipping operations may provide relief to our operating subsidiaries to the extent that the services provided to them by Canadian entities would otherwise result in such operating subsidiaries being considered to be resident in Canada or to be taxable in Canada on certain income from such operations by virtue of carrying on business in Canada. However, such rules would not apply to us, as a holding limited partnership, or to our general partner or U.S. Resident Holders. While we do not believe it to be the case, if the arrangements we have entered into result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, U.S. Resident Holders would be considered to be carrying on business in Canada and may be required to file Canadian tax returns and would be subject to taxation in Canada on any income from such business that is considered to be attributable to a permanent establishment in Canada for purposes of the Canada-U.S. Treaty.

We believe that we can conduct our activities and affairs in a manner so that U.S. Resident Holders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of our common units. Consequently, we believe U.S. Resident Holders should not be subject to tax filing or other tax obligations in Canada under the Canada Tax Act. However, although we do not intend to do so, there can be no assurance that the manner in which we carry on our activities will not change from time to time as circumstances dictate or warrant in a manner that may cause U.S. Resident Holders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Accordingly, each prospective U.S. Resident Holder is urged to consult, and depend upon, such unitholder’s tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each U.S. Resident Holder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of such unitholder.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of this offering and as representatives for the other underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
DnB NOR Markets, Inc.
ABN AMRO Securities (USA) LLC
Credit Agricole Securities (USA) Inc.

Total	5,500,000

The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The business address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States. The business address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179. The business address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036.

The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the units (other than those covered by their option to purchase additional units described below) if they purchase any of the units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 825,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter’s initial purchase commitment. Any units issued or sold under the option will be issued and sold on the same terms and conditions as the other units that are the subject of this offering.

We, together with Teekay Holdings Limited and our general partner and the executive officers and directors of our general partner, have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any of our common units or any securities convertible into or exchangeable for our common units. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our common units are traded on the New York Stock Exchange under the symbol “TGP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’option to purchase additional common units.

	No exercise	Full exercise
Per unit	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be approximately $500,000 (exclusive of underwriting discounts and commissions).

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of units than they are required to purchase in the offering.

•	“Covered” short sales are sales of units in an amount up to the number of units represented by the underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of units in an amount in excess of the number of units represented by the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Because the Financial Industry Regulatory Authority (or FINRA) views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have engaged and may engage in commercial and investment banking transactions with Teekay Corporation and its affiliates, our general partner and us in the ordinary course of its business. They have received and may receive customary compensation and expenses for these commercial and investment banking transactions. Affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, DnB NOR Markets, Inc., ABN AMRO Securities (USA) LLC and Credit Agricole Securities (USA) Inc. participated in credit facilities or other financing arrangements with certain of our subsidiaries, for which they have or will receive customary fees. Deutsche Bank Securities Inc. is not one of our lenders. Affiliates of Citigroup Global Markets Inc., DnB NOR Markets, Inc. and ABN AMRO Securities (USA) LLC will be lenders in the debt financing required to complete the Maersk LNG Acquisition, for which they have or will receive customary fees, and have acted as our advisors in connection with the Maersk LNG Acquisition. Affiliates of Deutsche Bank Securities Inc. have acted as advisor to Maersk in connection with the Maersk LNG Acquisition.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i) if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii) otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). Our partnership’s common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

The validity of the common units offered hereby and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, which may rely on the opinions of Watson, Farley & Williams (New York) LLP for all matters of Marshall Islands law. Baker Botts L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Teekay LNG Partners L.P. appearing in Teekay LNG Partners L.P.’s Annual Report on Form 20-F/A for the year ended December 31, 2010, as amended, and the effectiveness of Teekay LNG Partners L.P.’s internal control over financial reporting as of December 31, 2010, and the consolidated financial statements of Teekay Nakilat (III) Corporation for the year ended December 31, 2010 filed as Exhibit 15.2, appearing in Teekay LNG Partners L.P.’s Annual Report on Form 20-F/A for the year ended December 31, 2010, as amended, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

On June 1, 2011, our Audit Committee dismissed Ernst & Young LLP and engaged KPMG LLP to serve as the Partnership’s independent registered accounting firm for the Partnership’s fiscal year ending December 31, 2011. The change in accounting firms was a result of a competitive request for proposal process undertaken by our Audit Committee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus supplement. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus supplement, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F, as amended, for the year ended December 31, 2010;

•	our Reports on Form 6-K furnished to the SEC on May 20, 2011 and August 31, 2011;

•

all of our subsequent Reports on Form 6-K filed prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 13, 2011, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.teekaylng.com, or by writing or calling us at the following address:

Teekay LNG Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth estimated costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus. Other than the U.S. Securities and Exchange Commission registration fee which is set forth in the base prospectus, all amounts are estimated.

Legal fees and expenses	$350,000
Accounting fees and expenses	$100,000
Printing costs	$35,000
Transfer agent fees	$15,000

Total	$500,000

PROSPECTUS

$750,000,000

Teekay LNG Partners L.P.

Common Units Representing Limited Partner Interests

We may offer from time to time common units, which represent limited partnership interests in Teekay LNG Partners L.P. The common units offered by this prospectus will have an aggregate offering price of up to $750,000,000.

We may offer these securities directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement. Our common units are traded on the New York Stock Exchange under the symbol “TGP.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” and “Incorporation of Documents by Reference” sections of this prospectus for information about us and our financial statements.

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 13, 2011

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the common units described in this prospectus in one or more offerings up to an aggregate offering price of $750,000,000. This prospectus generally describes us and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay LNG Partners,” “we,” “us” and “our” and similar terms refer to Teekay LNG Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common units described herein, shall mean specifically Teekay LNG Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

TEEKAY LNG PARTNERS L.P.

Teekay LNG Partners L.P. is an international provider of marine transportation services for liquefied natural gas (or LNG), liquefied petroleum gas (or LPG) and crude oil. We were formed in 2004 by Teekay Corporation (NYSE: TK), the world’s largest owner and operator of medium sized crude oil tankers, to expand its operations in the LNG shipping sector. Our primary growth strategy focuses on expanding our fleet of LNG and LPG carriers under long-term, fixed-rate time charters. We intend to continue our practice of acquiring LNG and LPG carriers as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. In executing our growth strategy, we may engage in vessel or business acquisitions or enter into joint ventures and partnerships with companies that may provide increased access to emerging opportunities from global expansion of the LNG and LPG sectors. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these opportunities in the LNG and LPG sectors and may consider other opportunities to which our competitive strengths are well suited. Teekay Corporation owns and controls our general partner and owns a substantial limited partner interest in us. As of the date of this prospectus, our fleet includes LNG and LPG carriers and Suezmax-class crude oil tankers, all of which are double-hulled and generally operate under long-term, fixed rate time charters with major energy and utility companies. We view our Suezmax tanker fleet primarily as a source of stable cash flow.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating company, Teekay LNG Operating L.L.C., a Marshall Islands limited liability company. Our general partner, Teekay GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic consulting, advisory, ship management, technical and administrative services.

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekaylng.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, a common unitholder agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Fees and cost reimbursements, which our general partner determines for services provided to us, are substantial and reduce our cash available for distribution to our common unitholders.

Prior to making any distribution on the common units, we pay fees for services provided to us and our operating subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain advisory, ship management, technical and administrative services to us and our operating subsidiaries. The payment of fees to Teekay Corporation and reimbursement of expenses to our general partner could adversely affect our ability to pay cash distributions to our common unitholders.

Our general partner, which is owned and controlled by Teekay Corporation, makes all decisions on our behalf, subject to the limited voting rights of our common unitholders. Even if public unitholders are dissatisfied, they cannot remove our general partner without Teekay Corporation’s consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis. Teekay Corporation, which owns and controls our general partner, appoints our general partner’s board of directors. Our general partner makes all decisions on our behalf. If the unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. As of the date of this prospectus, Teekay Corporation owned a sufficient number of units to prevent the removal of the general partner.

In addition, unitholders’ voting rights are further restricted by our partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

On or after March 31, 2015, our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to unitholders.

Our partnership agreement requires our general partner to deduct from our operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves affect the amount of cash available for distribution by us to our unitholders. Furthermore, our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions may reduce the amount of working capital borrowings we can make for operating our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Limited Partnership Act (or Marshall Islands Act), we may not make a distribution to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We may issue additional equity securities without unitholder approval, which would dilute their ownership interests.

Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional units or other equity securities of equal or senior rank. The issuance by us of additional common units or other equity securities will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the market price of the common units may decline; and

•	the ratio of taxable income to distributions may increase.

Our general partner has a call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class during the 90-day period preceding the date such notice is first mailed. As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have the holder’s partnership securities purchased at an undesirable time or price. Common unitholders may also incur a tax liability upon a sale of their units.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as

Delaware courts. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda and Spain. In addition, our general partner is a Marshall Islands limited liability company and many of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

Tax Risks

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States creates some uncertainty as to whether we will be classified as a partnership for U.S. federal income tax purposes.

In order for us to be classified as a partnership for U.S. federal income tax purposes, more than 90% of our gross income each year must be “qualifying income” under Section 7704 of the U.S. Internal Revenue Code of 1986, as amended (the Code). For this purpose, “qualifying income” includes income from providing marine transportation services to customers with respect to crude oil, natural gas and certain products thereof but may not include rental income from leasing vessels to customers.

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for purposes of the passive foreign investment company provisions of the Code. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing “qualifying income” under Section 7704 of the Code, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the “qualifying income” provisions under Section 7704 of the Code. Nevertheless, our counsel, Perkins Coie LLP, is of the opinion that our time charter income should be “qualifying income” within the meaning of Section 7704(d) of the Code. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS. Please read “Material U.S. Federal Income Tax Considerations — Classification as a Partnership.”

Common unitholders may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require common unitholders to file a tax return with, and pay taxes to, those countries.

We intend that our affairs and the business of each of our subsidiaries is conducted and operated in a manner that minimizes foreign income taxes or which may be imposed upon you as a result of owning our common units. However, there is a risk that common unitholders will be subject to tax in one or more countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If common unitholders are subject to tax in any such country, common unitholders may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to common unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to common unitholders. The United States may not allow a tax credit for any foreign income taxes that common unitholders directly or indirectly incur.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF THE COMMON UNITS

Our common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and our general partner in and to partnership distributions, please read “Cash Distributions.”

Number of Units

The number of our common units outstanding, and those held by Teekay Corporation, which owns our general partner, are provided in our Annual Report on Form 20-F and in the quarterly reports we provide on Form 6-K. The common units represent an aggregate 98% limited partner interest and the general partner interest represents a 2% general partner interest in us.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by the general partner, have special voting or other rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. In addition, our general partner and its affiliates have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units that existed immediately prior to each issuance. Other holders of common units do not have similar preemptive rights to acquire additional common units or other partnership securities.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our units have only limited voting rights on matters affecting our business. They have no right to elect our general partner (who manages our operations and activities), or the directors of our general partner on an annual or other continuing basis. On those matters that are submitted to a vote of unitholders, each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a transferee approved by the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes.

The common units held by our general partner or any of its affiliates are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

•	a 66 2/3% vote of all outstanding units, voting as a single class; and

•	the election of a successor general partner by the holders of a majority of the outstanding common units.

Except as described above regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, any meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class during the 90-day period preceding the date such notice is first mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have the holder’s partnership securities purchased at an undesirable time or price.

Exchange Listing

Our common units are listed on the New York Stock Exchange, where they trade under the symbol “TGP.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

Transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in the partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or U.S. federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some U.S. federal income tax information or reports furnished to record holders of common units.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Other Matters

Merger, Sale, or Other Disposition of Assets. A merger or consolidation of us requires the consent of our general partner, in addition to the approval of the holders of units representing a unit majority. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our general partner, without unitholder approval, from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without unitholder approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without unitholder approval. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Registration Rights. Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Summary of Additional Important Provisions of Our Partnership Agreement and Conflict of Interest Matters

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A/A as filed with the SEC on May 13, 2011, including any subsequent amendments or reports filed for the purpose of updating such description. In addition to the partnership agreement summary, the Form 8-A/A also describes (1) conflicts of interest that may arise as a result of the relationship between our general partner and its affiliates, including Teekay Corporation, on the one hand, and us and our unaffiliated limited partners on the other hand, and (2) the fiduciary duties our general partner owes us, and possible limitations on those duties. Please read “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

CASH DISTRIBUTIONS

Distribution of Available Cash

General

Within approximately 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•

plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.4125 per unit, or $1.65 per year to the extent we have sufficient available cash from our operations after we establish cash reserves and pay fees and expenses, including payments to our general partner. Our general partner has the authority to determine the amount of our available cash for any quarter. This determination, as well as all determinations made by our general partner, must be made in good faith. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any quarter, and we will be prohibited from making any distributions to our unitholders if it would cause an event of default, or an event of default is existing, under our credit facilities.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus, for any period, generally means:

•

our cash balance (including our proportionate share of cash balances of certain subsidiaries we do not wholly own) on May 10, 2005, the closing date of our initial public offering, other than cash reserved to terminate interest rate swap agreements; plus

•	$10 million; plus

•

all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own) after the closing of our initial public offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) termination of interest rate swap agreements, (5) capital contributions or (6) corporate reorganizations or restructurings; plus

•

working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our operating expenditures (including our proportionate share of operating expenditures of certain subsidiaries we do not wholly own) after the closing of our initial public offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures or expansion capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions or (4) distributions; less

•

estimated maintenance capital expenditures and the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures.

As described above, operating surplus includes a provision that enables us, if we choose, to distribute as operating surplus up to $10 million of cash we have received or will receive from non-operating sources since the time of our initial public offering, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would also be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction of a replacement vessel and paid during the construction period, which we define as the period beginning on the date of entry into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity, are also considered maintenance capital expenditures.

Because maintenance capital expenditures may be very large and vary significantly in timing, the amount of actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the board’s conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•

it reduces the risk that actual maintenance capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it reduces the need for us to borrow under our working capital facility to pay distributions; and

•	it is more difficult for us to raise our distribution on our units above the minimum quarterly distribution and pay incentive distributions to our general partner.

Definition of Capital Surplus

Capital surplus generally is generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $10 million of cash we have received or will receive from non-operating sources since the time of our initial public offering, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distributions of Available Ca sh From Operating Surplus

We make distributions of available cash from operating surplus in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distributions rights to a third party prior to March 31, 2015. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then, we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4625 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.5375 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.6500 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest, and assume the general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions

		Unitholders	General Partner
Minimum Quarterly Distribution	$0.4125	98%	2%
First Target Distribution	up to $0.4625	98	2
Second Target Distribution	above $0.4625 up to $0.5375	85	15
Third Target Distribution	above $0.5375 up to $0.6500	75	25
Thereafter	above $0.6500	50	50

Distributions From Capital Surplus

How Distributions From Capital Surplus Are Made

We make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial public offering price of our common units; and

•	thereafter, we make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering on May 10, 2005, which is a return of capital. That initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

There may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of any unpaid minimum quarterly distribution for the quarter during which our liquidation occurs; and

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence;

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fourth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Manner of Adjustments for Losses

We will generally allocate any loss to our general partner and the unitholders in the following manner:

•

first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the existing unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s and unitholders’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective common unitholders who are individual citizens or residents of the United States (or U.S. Individual Unitholders) and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, counsel to the general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (or the Code), final, temporary and proposed regulations thereunder (or Treasury Regulations), court decisions and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to Teekay LNG Partners L.P. and its direct or indirect wholly owned subsidiaries that have properly elected to be disregarded as entities separate from their owners for U.S. federal tax purposes other than subsidiaries which have properly elected to be disregarded as entities separate from any of our corporate subsidiaries for U.S. federal tax purposes.

This discussion focuses on U.S. Individual Unitholders who hold their common units as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular unitholder in light of the unitholder’s circumstances, and has only limited application to corporations, estates, trusts, non-U.S. persons or to certain categories of unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your own tax advisor about the U.S. federal income tax consequences of owning and disposing the common units.

Except as described below under “— Classification as a Partnership,” no ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions of Perkins Coie LLP may not be sustained by a court if contested by the IRS. For the reasons described below, Perkins Coie LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “ — Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Consequences of Unit Ownership — Section 754 Election”); and (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”).

This discussion does not address any U.S. estate or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common units.

Classification as a Partnership

For purposes of U.S. federal income taxation, a partnership is not a taxable entity, and although it may be subject to withholding taxes on behalf of its partners under certain circumstances, a partnership itself incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss, deduction and credit of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed exceeds the partner’s adjusted tax basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships generally will be treated as corporations for U.S. federal income tax purposes. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships whose “qualifying income” represents 90% or more of their gross income for every taxable year. Qualifying income includes income and gains derived from the transportation and storage of crude oil, natural gas and products thereof, including liquefied natural gas. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income, including stock. We have received a ruling from the IRS that we requested in connection with our initial public offering that the income we derive from transporting LNG and crude oil pursuant to time charters existing at the time of our initial public offering is qualifying income within the meaning of Section 7704. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. With respect to income that is not covered by the IRS ruling, we will rely upon the opinion of Perkins Coie LLP as to whether the income is qualifying income.

We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time for various reasons. Because we have not received an IRS ruling or an opinion of counsel that any (1) income we derive from transporting LPG, petrochemical gases and ammonia pursuant to charters that we have entered into or will enter into in the future, (2) income we derive from transporting crude oil, natural gas and products thereof, including LNG, pursuant to bareboat charters or (3) income or gain we recognize from foreign currency transactions, is qualifying income, we are currently treating income from those sources as nonqualifying income. Under some circumstances, such as a significant change in foreign currency rates, the percentage of income or gain from foreign currency transactions in relation to our total gross income could be substantial. We do not expect income or gains from these sources and other income or gains that are not qualifying income to constitute 10% or more of our gross income for U.S. federal income tax purposes. However, it is possible that the operation of certain of our vessels pursuant to bareboat charters could, in the future, cause our non-qualifying income to constitute 10% or more of our future gross income if such vessels were held in a pass-through structure. In order to preserve our status as a partnership for U.S. federal income tax purposes, we have received a ruling from the IRS that effectively allows us to conduct our bareboat charter operations, as well as our LPG operations, in a subsidiary corporation.

Perkins Coie LLP is of the opinion that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions, the IRS ruling and representations described below, we should be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Perkins Coie LLP has relied on factual representations made by us and the general partner. including:

•	We have not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and

•	For each taxable year, at least 90% of our gross income will be either (a) income to which the IRS ruling described above applies or (b) of a type that Perkins Coie LLP has opined or will opine should be “qualifying income” within the meaning of Section 7704(d) of the Code.

The discussion that follows is based on the assumption that we will be treated as a partnership for U.S. federal income tax purposes. Please read “— Possible Classification as a Corporation” below for a discussion of the consequences of our failing to be treated as a partnership for such purposes.

Status as a Partner

The treatment of unitholders described in this section applies only to unitholders treated as partners in us for U.S. federal income tax purposes. Unitholders who have been properly admitted as limited partners of Teekay LNG Partners L.P. will be treated as partners in us for U.S. federal income tax purposes. Also:

•	assignees of common units who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners in us for U.S. federal income tax purposes.

Because no direct authority addresses the status of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Perkins Coie LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units, unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

Under certain circumstances, a beneficial owner of common units whose units have been loaned to another may lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Consequences of Unit Ownership — Treatment of Short Sales” below.

In general, a person who is not a partner in a partnership for U.S. federal income tax purposes is not required or permitted to report any share of the partnership’s income, gain, deductions or losses for such purposes, and any cash distributions received by such a person from the partnership therefore may be fully taxable as ordinary income. Unitholders not described here are urged to consult their own tax advisors with respect to their status as partners in us for U.S. federal income tax purposes.

Consequences of Unit Ownership

Flow-through of Taxable Income. Each unitholder is required to include in computing his taxable income his allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending with or within his taxable year, without regard to whether we make corresponding cash distributions to him. Our taxable year ends on December 31. Consequently, we may allocate income to a unitholder as of December 31 of a given year, and the unitholder will be required to report this income on his tax return for his tax year that ends on or includes such date, even if he has not received a cash distribution from us as of that date.

In addition, certain U.S. Individual Unitholders and estates or trusts that are U.S. persons as defined in the Code will be required to pay an additional 3.8% tax on, among other things, the income allocated to them for taxable years beginning after December 31, 2012, subject to certain exceptions. Unitholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common units.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will reduce his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Code (or, collectively, Section 751 Assets). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.    A unitholder’s initial U.S. federal income tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities and by his share of our tax-exempt income and decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder more than 50% of the value of the stock of which is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess suspended loss above that gain is no longer utilizable.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from a passive activity only to the extent of the taxpayer’s income from the same passive activity. Passive activities generally are corporate or partnership activities in which the taxpayer does not materially participate. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate only will be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Dual consolidated loss restrictions also may apply to limit the deductibility by a corporate unitholder of losses we incur. Corporate unitholders are urged to consult their own tax advisors regarding the applicability and effect to them of dual consolidated loss restrictions.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” For this purpose, investment interest expense includes, among other things, a unitholder’s share of our interest expense attributed to portfolio income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as net investment income to its unitholders. As a result, a unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.    If we are required or elect under applicable law to pay any U.S. federal, state or local or foreign income or withholding taxes on behalf of any present or former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement are maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner, in which event the partner would be required to file a claim in order to obtain a credit or refund of tax paid.

Allocation of Income, Gain, Loss, Deduction and Credit.    In general, if we have a net profit, our items of income, gain, loss, deduction and credit will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss generally will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property held by the partnership immediately prior to an offering of common units, referred to in this discussion as “Adjusted Property.” The effect of these allocations to a unitholder purchasing common units in an offering essentially will be the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss, deduction or credit, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, which is credited with the fair market value of Adjusted Property, and “tax” capital account, which is credited with the tax basis of Adjusted Property, referred to in this discussion as the “Book-Tax Disparity,” generally will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, deduction or credit only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

A unitholder’s taxable income or loss with respect to a common unit each year will depend upon a number of factors, including (1) the nature and fair market value of our assets at the time the holder acquired the common unit, (2) whether we issue additional units or we engage in certain other transactions and (3) the manner in which our items of income, gain, loss, deduction and credit are allocated among our partners. For this purpose, we determine the value of our assets and the relative amounts of our items of income, gain, loss, deduction and credit allocable to our unitholders and our general partner as holder of the incentive distribution rights by reference to the value of our interests, including the incentive distribution rights. The IRS may challenge any valuation determinations that we make, particularly as to the incentive distribution rights, for which there is no public market. In addition, the IRS could challenge certain other aspects of the manner in which we determine the relative allocations made to our unitholders and to the general partner as holder of our incentive distribution rights. A successful IRS challenge to our valuation or allocation methods could increase the amount of net taxable income and gain realized by a unitholder with respect to a common unit.

Perkins Coie LLP is of the opinion that, with the exception of the issues described in the preceding paragraph and in “— Consequences of Unit Ownership — Section 754 Election,” “— Tax Treatment of Operations — Valuation and Tax Basis of our Assets” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, deduction or credit.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” who sells such units may be considered to have disposed of those units. If so, he would no longer be a partner with respect to those units until the termination of the loan and may recognize gain or loss from the disposition. As a result:

•	any of our income, gain, loss, deduction or credit with respect to the units may not be reportable by the unitholder who loaned them; and

•	any cash distributions received by such unitholder with respect to those units may be fully taxable as ordinary income.

Perkins Coie LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to ensure that any applicable brokerage account agreements prohibit their brokers from borrowing their units. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Section 754 Election.    We have made an election under Section 754 of the Code to adjust a common unit purchaser’s U.S. federal income tax basis in our assets (or inside basis) to reflect the purchaser’s purchase price (or a Section 743(b) adjustment). The Section 743(b) adjustment belongs to the purchaser and not to other unitholders and does not apply to unitholders who acquire their common units directly from us. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (or common basis) and (2) his Section 743(b) adjustment to that basis.

In general, a purchaser’s common basis is depreciated or amortized according to the existing method utilized by us. A positive Section 743(b) adjustment to that basis generally is depreciated or amortized in the same manner as property of the same type that has been newly placed in service by us. A negative Section 743(b) adjustment to that basis generally is recovered over the remaining useful life of the partnership’s recovery property.

The calculations involved in the Section 743(b) adjustment are complex and will be made on the basis of assumptions as to the value of our assets and in accordance with the Code and applicable Treasury Regulations. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our judgment, the expense of compliance exceed the benefit of the election, we may seek consent from the IRS to revoke our Section 754 election. If such consent is given, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the calendar year as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss, deduction and credit for our taxable year ending within or with his taxable year. In addition, a unitholder who disposes of all of his units must include his share of our income, gain, loss, deduction and credit through the date of disposition in income for his taxable year that includes the date of disposition, with the result that a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of more than one year of our income, gain, loss, deduction and credit in income for the year of the disposition. Please read “—Disposition of Common Units — Allocations Between Transferors and Transferees.”

Asset Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with any difference between the fair market value of our assets and their tax basis immediately prior to this offering of common units will be borne by the general partner and the existing limited partners. Please read ‘‘— Consequences of Unit Ownership — Allocation of Income, Gain, Loss, Deduction and Credit.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the earliest years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using any method permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own likely will be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Consequences of Unit Ownership — Allocation of Income, Gain, Loss, Deduction and Credit” and “— Disposition of Common Units — Recognition of Gain or Loss.”

Valuation and Tax Basis of our Assets.    The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets at the time the holder acquired the common units, we issue additional units or we engage in certain other transactions. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.    In general, gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will be measured by the sum of the cash, the fair market value of other property received by him and his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash or property received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost. Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit generally will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than one year generally will be taxed at a maximum rate of 15% under current law.

Certain U.S. Individual Unitholders and estates or trusts that are U.S. persons as defined in the Code will be subject to a 3.8% tax on, among other things, capital gains from the sale or other disposition of units for taxable years beginning after December 31, 2012. Unitholders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common units.

A portion of a unitholder’s amount realized may be allocable to “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and amortization recapture. A unitholder will recognize ordinary income or loss to the extent of the difference between the portion of the unitholder’s amount realized allocable to unrealized receivables or inventory items and the unitholder’s share of our basis in such receivables or inventory items. Ordinary income attributable to unrealized receivables, inventory items and depreciation or amortization recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if a net taxable loss is realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses generally may only be used to offset capital gains. An exception permits individuals to offset up to $3,000 of net capital losses against ordinary income in any given year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and subsequently will be apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the first business day of the month in which that gain or loss is recognized. As a result of the foregoing, a unitholder transferring units may be allocated items of income, gain, loss, deduction and credit realized after the date of transfer.

The use of this method for allocating income and deductions among unitholders may not be permitted under existing Treasury Regulations. Accordingly, Perkins Coie LLP is unable to opine on its validity. If this method were disallowed or applied only to transfers of less than all of the unitholder’s interest, our taxable income or loss may be reallocated among the unitholders. We are authorized to revise our method of allocation to conform to a method permitted under any future Treasury Regulations or administrative guidance.

A unitholder who owns units at any time during a calendar quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, deductions and credit attributable to months within that quarter in which the units were held but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may lead to the imposition of substantial penalties.

Constructive Termination.    We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, tax legislation applicable to a newly formed partnership.

Foreign Tax Credit Considerations

Subject to detailed limitations set forth in the Code, a unitholder may elect to claim a credit against his liability for U.S. federal income tax for his share of foreign income taxes (and certain foreign taxes imposed in lieu of a tax based upon income) paid by us. In general, income allocated to unitholders likely will constitute foreign source income falling in the passive foreign tax credit category for purposes of the U.S. foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex and prospective unitholders are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. A unitholder who does not elect to claim foreign tax credits may instead claim a deduction for his share of foreign taxes paid by us.

Tax-Exempt Organizations and Non-U.S. Investors

Investments in units by employee benefit plans, other tax-exempt organizations and non-U.S. persons, including nonresident aliens of the United States, non-U.S. corporations and non-U.S. trusts and estates (collectively, non-U.S. unitholders) raise issues unique to those investors and, as described below, may result in substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income to it subject to U.S. federal income tax. Unitholders that are tax-exempt organizations are encouraged to consult with their own tax advisors regarding the U.S. federal, state, local and other tax consequences of an investment in us.

A non-U.S. unitholder may be subject to a 4% U.S. federal income tax on his share of the U.S. source portion of our gross income attributable to transportation that begins or ends (but not both) in the United States, unless either (a) an exemption applies and he files a U.S. federal income tax return to claim that exemption or (b) that income is effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income). For this purpose, transportation income includes income from the use, hiring or leasing of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo. The U.S. source portion of our transportation income is deemed to be 50% of the income attributable to voyages that begin or end in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of our transportation income attributable to such voyages is subject to U.S. federal income tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be fully taxable in the United States, we currently do not expect to have any transportation income from voyages that begin and end in the United States; however, there is no assurance that such voyages will not occur.

A non-U.S. unitholder may be entitled to an exemption from the 4% U.S. federal income tax or a refund of tax withheld on U.S. effectively connected income that constitutes transportation income if any of the following applies: (1) such non-U.S. unitholder qualifies for an exemption from this tax under an income tax treaty between the United States and the country where such non-U.S. unitholder is resident; (2) in the case of an individual non-U.S. unitholder, he qualifies for the exemption from tax under Section 872(b)(1) of the Code as a resident of a country that grants an equivalent exemption from tax to residents of the United States; or (3) in the case of a corporate non-U.S. unitholder, it qualifies for the exemption from tax under Section 883 of the Code (or the Section 883 Exemption) (for the rules relating to qualification for the Section 883 Exemption, please read below under “— Possible Classification as a Corporation — The Section 883 Exemption”).

We may be required to withhold U.S. federal income tax, computed at the highest statutory rate, from cash distributions to non-U.S. unitholders with respect to their shares of our income that is Effectively Connected Income. Our transportation income generally should not be treated as Effectively Connected Income unless we have a fixed place of business in the United States and substantially all of such transportation income is attributable to either regularly scheduled transportation or, in the case of income derived from bareboat charters, is attributable to the fixed place of business in the United States. While we do not expect to have any regularly scheduled transportation or a fixed place of business in the United States, there can be no guarantee that this will not change. Under a ruling of the IRS, a portion of any gain recognized on the sale or other disposition of a unit by a non-U.S. unitholder may be treated as Effectively Connected Income to the extent we have a fixed place of business in the United States and a sale of our assets would have given rise to Effectively Connected Income. A non-U.S. unitholder would be required to file a U.S. federal income tax return to report his Effectively Connected Income (including his share of any such income earned by us) and to pay U.S. federal income tax, or claim a credit or refund for tax withheld on such income. Further, unless an exemption applies, a non-U.S. corporation investing in units may be subject to a branch profits tax, at a 30% rate or lower rate prescribed by a treaty, with respect to its Effectively Connected Income.

Non-U.S. unitholders must apply for and obtain a U.S. taxpayer identification number in order to file U.S. federal income tax returns and must provide that identification number to us for purposes of any U.S. federal income tax information returns we may be required to file. Non-U.S. unitholders are encouraged to consult with their own tax advisors regarding the U.S. federal, state, local and other tax consequences of an investment in units and any filing requirements related thereto.

Functional Currency

We are required to determine the functional currency of any of our operations that constitute a separate qualified business unit (or QBU) for U.S. federal income tax purposes and report the affairs of any QBU in this functional currency to our unitholders. Any transactions conducted by us other than in the U.S. dollar or by a QBU other than in its functional currency may give rise to foreign currency exchange gain or loss. Further, if a QBU is required to maintain a functional currency other than the U.S. dollar, a unitholder may be required to recognize foreign currency translation gain or loss upon a distribution of money or property from a QBU or upon the sale of common units, and items or income, gain, loss, deduction or credit allocated to the unitholder in such functional currency must be translated into the unitholder’s functional currency.

For purposes of the foreign currency rules, a QBU includes a separate trade or business owned by a partnership in the event separate books and records are maintained for that separate trade or business. The functional currency of a QBU is determined based upon the economic environment in which the QBU operates. Thus, a QBU whose revenues and expenses primarily are determined in a currency other than the U.S. dollar will have a non-U.S. dollar functional currency. We believe our principal operations constitute a QBU whose functional currency is the U.S. dollar, but certain of our operations constitute separate QBUs whose functional currencies are other than the U.S. dollar.

Proposed regulations (or the Section 987 Proposed Regulations) provide that the amount of foreign currency translation gain or loss recognized upon a distribution of money or property from a QBU or upon the sale of common units will reflect the appreciation or depreciation in the functional currency value of certain assets and liabilities of the QBU between the time the unitholder purchased his common units and the time we receive distributions from such QBU or the unitholder sells his common units. Foreign currency translation gain or loss will be treated as ordinary income or loss. A unitholder must adjust the U.S. federal income tax basis in his common units to reflect such income or loss prior to determining any other U.S. federal income tax consequences of such distribution or sale. Please read “— Consequences of Unit Ownership — Basis of Common Units.” A unitholder who owns less than a 5% interest in our capital or profits generally may elect not to have these rules apply by attaching a statement to his tax return for the first taxable year the unitholder intends the election to be effective. Further, for purposes of computing his taxable income and U.S. federal income tax basis in his common units, a unitholder will be required to translate into his own functional currency items of income, gain, loss or deduction of such QBU and his share of such QBU’s liabilities. If finalized, we intend to provide such information based on generally applicable U.S. exchange rates as is necessary for unitholders to comply with the requirements of the Section 987 Proposed Regulations as part of the U.S. federal income tax information we will furnish unitholders each year. Please read “— Administrative Matters — Information Returns and Audit Procedures.” However, a unitholder may be entitled to make an election to apply an alternative exchange rate with respect to the foreign currency translation of certain items. Unitholders who desire to make such an election should consult their own tax advisors.

Based upon our current projections of the capital invested in and profits of the non-U.S. dollar QBUs, we believe that unitholders will be required to recognize only a nominal amount of foreign currency translation gain or loss each year and upon their sale of units. Nonetheless, the rules for determining the amount of translation gain or loss are not entirely clear at present as the Section 987 Proposed Regulations currently are not effective. Unitholders are encouraged to consult with their own tax advisor regarding the application to them of the rules for recognizing foreign currency translation gain or loss.

In addition to a unitholder’s recognition of foreign currency translation gain or loss, the U.S. dollar QBU will engage in certain transactions denominated in the Euro, which will give rise to a certain amount of foreign currency exchange gain or loss each year. This foreign currency exchange gain or loss will be treated as ordinary income or loss.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific U.S. federal income tax information, including a document in the form of IRS Form 1065, Schedule K-1, which sets forth his share of our items of income, gain, loss, deduction and credit as computed for U.S. federal income tax purposes for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of such items of income, gain, loss, deduction and credit. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Perkins Coie LLP can assure prospective unitholders that the IRS will not successfully contend that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

We will be obligated to file U.S. federal income tax information returns with the IRS for any year in which we earn any U.S. source income or U.S. effectively connected income. In the event we were obligated to file a U.S. federal income tax information return but failed to do so, unitholders would not be entitled to claim any deductions, losses or credits for U.S. federal income tax purposes relating to us. Consequently, we may file U.S. federal income tax information returns for any given year. The IRS may audit any such information returns that we file. Adjustments resulting from an IRS audit of our return may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. Any IRS audit relating to our items of income, gain, loss, deduction or credit for years in which we are not required to file and do not file a U.S. federal income tax information return would be conducted at the partner-level, and each unitholder may be subject to separate audit proceedings relating to such items.

For years in which we file or are required to file U.S. federal income tax information returns, we will be treated as a separate entity for purposes of any U.S. federal income tax audits, as well as for purposes of judicial review of administrative adjustments by the IRS and tax settlement proceedings. For such years, the tax treatment of partnership items of income, gain, loss, deduction and credit will be determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Teekay GP L.L.C. as our Tax Matters Partner.

The Tax Matters Partner will make some U.S. federal tax elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items reported in the information returns we file. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS with respect to these items unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on an information return that we file. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Special Reporting Requirements for Owners of Non-U.S. Partnerships.    A U.S. person who either contributes more than $100,000 to us (when added to the value of any other property contributed to us by such person or a related person during the previous 12 months), or following a contribution owns, directly, indirectly or by attribution from certain related persons, at least a 10% interest in us, is required to file IRS Form 8865 with his U.S. federal income tax return for the year of the contribution to report the contribution and provide certain details about himself and certain related persons, us and any persons that own a 10% or greater direct interest in us. We will provide each unitholder with the necessary information about us and those persons who own a 10% or greater direct interest in us along with the Schedule K-1 information described previously.

In addition to the foregoing, a U.S. person who directly owns at least a 10% interest in us may be required to make additional disclosures on IRS Form 8865 in the event such person acquires, disposes or has his interest in us substantially increased or reduced. Further, a U.S. person who directly, indirectly or by attribution from certain related persons, owns at least a 10% interest in us may be required to make additional disclosures on IRS Form 8865 in the event such person, when considered together with any other U.S. persons who own at least a 10% interest in us, owns a greater than 50% interest in us. For these purposes, an “interest” in us generally is defined to include an interest in our capital or profits or an interest in our deductions or losses.

Significant penalties may apply for failing to satisfy IRS Form 8865 filing requirements and thus unitholders are advised to contact their tax advisors to determine the application of these filing requirements under their own circumstances.

Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of U.S. federal income tax attributable to one or more specified causes, including negligence or disregard of rules or regulations and substantial understatements of income tax, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority”; or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules, including additional penalties and extended statutes of limitations, may apply as a result of our participation in “listed transactions” or “reportable transactions with a significant tax avoidance purpose.” While we do not anticipate participating in such transactions, if any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders for a given year might result in an “understatement” of income relating to such a transaction, we will disclose the pertinent facts on a U.S. federal income tax information return for such year. In such event, we also will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties.

Possible Classification as a Corporation

If we fail to meet the Qualifying Income Exception described above with respect to our classification as a partnership for U.S. federal income tax purposes, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as a non-U.S. corporation for U.S. federal income tax purposes. If previously treated as a partnership, our change in status would be deemed to have been effected by our transfer of all of our assets, subject to liabilities, to a newly formed non-U.S. corporation, in return for stock in that corporation, and then our distribution of that stock to our unitholders and other owners in liquidation of their interests in us. Unitholders that are U.S. persons would be required to file IRS Form 926 to report these deemed transfers and any other transfers they made to us while we were treated as a corporation and may be required to recognize income or gain for U.S. federal income tax purposes to the extent of certain prior deductions or losses and other items. Further, a U.S. person who directly owns at least a 10% interest in us generally would be required to make additional disclosures on IRS Form 5471 with his U.S. federal income tax return for the year of our change in status. Significant penalties may apply for failure to satisfy these reporting requirements and thus unitholders are advised to contact their tax advisors to determine the application of these filing requirements under their own circumstances in the event we were to be treated as a non-U.S. corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss, deduction and credit would not pass through to unitholders. Instead, we would be subject to U.S. federal income tax based on the rules applicable to foreign corporations, not partnerships, and such items would be treated as our own. Any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current and accumulated earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, and taxable capital gain thereafter. Section 743(b) adjustments to the basis of our assets would no longer be available to purchasers in the marketplace. Please read “— Consequences of Unit Ownership — Section 754 Election.”

Taxation of Operating Income

We expect that substantially all of our gross income and the gross income of our corporate subsidiaries will be attributable to the transportation of LNG, LPG, crude oil and related products. For this purpose, gross income attributable to transportation (or Transportation Income) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes both time-charter or bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States (or U.S. Source International Transportation Income). Transportation Income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States (or U.S. Source Domestic Transportation Income). Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations and the operations of our subsidiaries, we expect substantially all of our Transportation Income to be from sources outside the United States and not subject to U.S. federal income tax. However, in the event we were treated as a corporation, if we or any of our subsidiaries does earn U.S. Source International Transportation Income or U.S. Source Domestic Transportation, our income or our subsidiaries income may be subject to U.S. federal income taxation under one of two alternative tax regimes (the 4% gross basis tax or the net basis tax, as described below), unless the exemption from U.S. taxation under Section 883 of the Code (or the Section 883 Exemption) applies.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (or the Section 883 Regulations), it will not be subject to the 4% gross basis tax or the net basis and branch profits taxes described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it satisfies the following three requirements:

(i)	it is organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (or an Equivalent Exemption),

(ii)	it meets one of the following three tests described in the Section 883 Regulations: (a) the Qualified Shareholder Stock Ownership Test, (b) the CFC Stock Ownership test, or (c) the Publicly Traded Test; and

(iii)	it meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Therefore, in the event we were treated as a corporation for U.S. federal income tax purposes, we would meet the first requirement for the Section 883 Exemption. We expect that we would be able to satisfy the substantiation, reporting and other requirements and therefore meet the third requirement for the Section 883 Exemption. With respect to the second requirement, however, we do not believe that we would currently meet any of the CFC Stock Ownership test, the Publicly Traded test or the Qualified Shareholder Stock Ownership Test and we do not believe that we will meet these tests in subsequent years if we were to be treated as a corporation. As a result, we would not qualify for the Section 883 Exemption and our U.S. Source International Transportation Income would not be exempt from U.S. federal income taxation.

The 4% Gross Basis Tax

If we were to be treated as a corporation and if the Section 883 Exemption described above and the net basis tax described below does not apply, we would be subject to a 4% U.S. federal income tax on our U.S. source Transportation Income, without benefit of deductions. We estimate that, in this event, we would be subject to less than $500,000 of U.S. federal income tax in 2011 and in each subsequent year (in addition to any U.S. federal income taxes on our subsidiaries, as described below) based on the amount of U.S. Source International Transportation Income we earned for 2010 and our expected U.S. Source International Transportation Income for subsequent years. The amount of such tax for which we would be liable for any year in which we were treated as a corporation for U.S. federal income tax purposes would depend upon the amount of income we earn from voyages into or out of the United States in such year, however, which is not within our complete control.

Net Basis Tax and Branch Profits Tax

We currently do not expect to have a fixed place of business in the United States. Nonetheless, if this were to change or we otherwise were treated as having such a fixed place of business in the United States, our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income) if substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of income derived from bareboat charters, is attributable to the fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is derived from bareboat charters attributable to a fixed place of business in the United States. As a result, if we were classified as a corporation, we do not anticipate that any of our U.S. Source International Transportation Income would be treated as Effectively Connected Income. However, there is no assurance that we would not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income if we were classified as a corporation. Any income that we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate currently is 35%), unless the Section 883 Exemption (as discussed above) applied. The 4% U.S. federal income tax described above is inapplicable to Effectively Connected Income.

Unless the Section 883 Exemption applied, a 30% branch profits tax imposed under Section 884 of the Code also would apply to our earnings that result from Effectively Connected Income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us. Furthermore, on the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis corporate income tax and to the 30% branch profits tax with respect to our gain not in excess of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not expect to be subject to U.S. federal income tax with respect to the remainder of any gain realized on sale of a vessel because it is expected that any sale of a vessel will be structured so that it is considered to occur outside of the United States and so that it is not attributable to an office or other fixed place of business in the United States.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a passive foreign investment company (or PFIC) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either (1) at least 75% of its gross income is

“passive” income or (2) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

Based upon our current assets and operations, we do not believe that we would be considered to be a PFIC even if we were treated as a corporation. No assurance can be given, however, that the IRS would accept this position or that we would not constitute a PFIC for any future taxable year if we were treated as a corporation and there were to be changes in our assets, income or operations. In addition, the decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions under the Code. Nevertheless, based on our current assets and operations, we believe that we would not now be nor have we ever been a PFIC even if we were treated as a corporation.

If we were to be treated as a PFIC for any taxable year during which a unitholder owns units, a unitholder generally would be subject to special rules (regardless of whether we continue thereafter to be a PFIC) resulting in increased tax liability with respect to (1) any “excess distribution” (i.e., the portion of any distributions received by a unitholder on our common units in a taxable year in excess of 125% of the average annual distributions received by the unitholder in the three preceding taxable years or, if shorter, the unitholder’s holding period for the units) and (2) any gain realized upon the sale, exchange or other disposition of the units. Under these rules:

•	the excess distribution or gain would be allocated ratably over the unitholder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the unitholder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

In addition, if a unitholder were subject to the above rules for any taxable year after 2010, the unitholder would be required to file an annual report with the IRS for that year with respect to the unitholder’s common units.

Certain elections, such as a qualified electing fund (or QEF) election or mark to market election, may be available to a unitholder if we were classified as a PFIC. If we determine that we are or will be a PFIC, we will provide unitholders with information concerning the potential availability of such elections.

Under current law, dividends received by individual citizens or residents of the United States from domestic corporations and qualified foreign corporations generally are treated as net capital gains and subject to U.S. federal income tax at reduced rates (currently 15%). However, if we were classified as a PFIC for our taxable year in which we pay a dividend, we would not be considered a qualified foreign corporation, and individuals receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Consequences of Possible Controlled Foreign Corporation Classification

If more than 50% of either the total combined voting power of our outstanding units entitled to vote or the total value of all of our outstanding units were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding units entitled to vote (each, a U.S. Shareholder), we generally would be treated as a controlled foreign corporation (or CFC) at any such time as we are properly classified as a corporation for U.S. federal income tax purposes.

U.S. Shareholders of a CFC are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. In addition, a person who is or has been a U.S. Shareholder of a CFC may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we would be a CFC if we were classified as a corporation for U.S. federal income tax purposes, U.S. persons purchasing a substantial interest in us should consult their tax advisors about the potential implications of being treated as a U.S. Shareholder in the event we were to become a CFC in the future.

Taxation of Our Subsidiary Corporations

Our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C. and Teekay LNG Holdco L.L.C. are classified as corporations for U.S. federal income tax purposes and are subject to U.S. federal income tax based on the rules applicable to foreign corporations described above under “Possible Classification as a Corporation — Taxation of Operating Income,” including, but not limited to, the 4% gross basis tax or the net basis tax if the Section 883 Exemption does not apply. Because we believe that the Section 883 Exemption would not apply to us if we were to be treated as a corporation, we believe that the Section 883 Exemption does not apply to our corporate subsidiaries for the current year and would not apply in subsequent years and, therefore, the 4% gross basis tax will apply to our subsidiary corporations. In this regard, we estimate that we will be subject to approximately $500,000 or less of U.S. federal income tax in 2011 and in each subsequent year based on the amount of U.S. Source International Transportation Income these subsidiaries earned for 2010 and their expected U.S. Source International Transportation Income for 2011 and subsequent years. The amount of such tax for which they would be liable for any year will depend upon the amount of income they earn from voyages into or out of the United States in such year, which, however, is not within their complete control.

As non-U.S. entities classified as corporations for U.S. federal income tax purposes, our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C. and Teekay LNG Holdco L.L.C. could be considered PFICs. We received a ruling from the IRS that our subsidiary Teekay LNG Holdco L.L.C. will be classified as a controlled foreign corporation (CFC) rather than a PFIC as long as it is wholly-owned by a U.S. partnership. On November 17, 2009 we restructured our subsidiaries Arctic Spirit L.L.C. and Polar Spirit L.L.C. such that they are also owned by our U.S. partnership, and believe that these subsidiaries should be treated as CFCs rather than PFICs following the restructuring.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law holders of our common units will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to our unitholders. In addition, our unitholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and they will not be required by the Republic of The Marshall Islands to file a tax return relating to the common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Accordingly, each prospective unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of such unitholder.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (or the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common units who, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (or the Canada-U.S. Treaty) are, at all relevant times, resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation (or U.S. Resident Holders). This discussion takes into account all proposed amendments to the Canada Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all. This discussion assumes that we are, and will continue to be, classified as a partnership for United States federal income tax purposes.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gains allocated by us to the U.S. Resident Holder in respect of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, (a) we do not carry on business through a permanent establishment in Canada and (b) such U.S. Resident Holder does not hold such common units in connection with a business carried on by such U.S. Resident Holder through a permanent establishment in Canada.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gain from the sale, redemption or other disposition of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, such common units do not, and did not at any time in the twelve-month period preceding the date of disposition, form part of the business property of a permanent establishment in Canada of such U.S. Resident Holder.

In this regard, we believe that our activities and affairs are conducted in a manner that we are not carrying on business in Canada and that U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act or the Canada-U.S. Treaty solely by reason of the acquisition, holding, disposition or redemption of their common units. We intend that this is and continues to be the case, notwithstanding that Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in Bermuda) provides certain services to Teekay LNG Partners L.P. and obtains some or all such services under subcontracts with Canadian service providers, as described below.

We are treated as a partnership for Canadian federal income tax purposes. Under the Canada Tax Act, a resident of Canada (which may include a foreign corporation the central management and control of which is in Canada) is subject to Canadian tax on its world-wide income, subject to any relief that may be provided by any relevant tax treaty. A non-resident corporation or individual that carries on a business in Canada directly or through a partnership is, subject to any relevant tax treaty, subject to tax in Canada on income attributable to its business (or that of the partnership, as the case may be) carried on in Canada.

The Canada Tax Act contains special rules that provide that qualifying international shipping corporations will not be considered to be resident in Canada even if they are, in whole or in part, managed from Canada. Further, the Canada Tax Act and many of the tax treaties to which Canada is a party also contain special exemptions for profits derived from international shipping operations.

We have entered into an agreement with Teekay Shipping Limited for the provision of administrative services, and certain of our operating subsidiaries have entered into agreements with:

•	Teekay Shipping Limited for the provision of advisory, technical, ship management and administrative services; and

•	Teekay LNG Projects Ltd., a Canadian subsidiary of Teekay Corporation, for the provision of strategic advisory and consulting services.

Certain of the services that Teekay Shipping Limited provides to us and our operating subsidiaries under the services agreements are and may in the future be obtained by Teekay Shipping Limited under subcontracts with a Canadian subsidiary of Teekay Corporation. The special rules in the Canada Tax Act and various relevant tax treaties relating to qualifying international shipping corporations and income from international shipping operations may provide relief to our operating subsidiaries to the extent that the services provided to them by Canadian entities would otherwise result in such operating subsidiaries being considered to be resident in Canada or to be taxable in Canada on certain income from such operations by virtue of carrying on business in Canada. However, such rules would not apply to us, as a holding limited partnership, or to our general partner or U.S. Resident Holders. While we do not believe it to be the case, if the arrangements we have entered into result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, U.S. Resident Holders would be considered to be carrying on business in Canada and may be required to file Canadian tax returns and would be subject to taxation in Canada on any income from such business that is considered to be attributable to a permanent establishment in Canada for purposes of the Canada-U.S. Treaty.

We believe that we can conduct our activities and affairs in a manner so that U.S. Resident Holders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of our common units. Consequently, we believe that U.S. Resident Holders should not be subject to tax filing or other tax obligations in Canada under the Canada Tax Act. However, although we do not intend to do so, there can be no assurance that the manner in which we carry on our activities will not change from time to time as circumstances dictate or warrant in a manner that may cause U.S. Resident Holders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

It is the responsibility of each U.S. Resident Holder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of an investment in us. Accordingly, each prospective U.S. Resident Holder is urged to consult, and depend upon, such unitholder’s tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each U.S. Resident Holder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of such unitholder.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us from time to time, at prevailing market prices or otherwise. From time to time, Teekay Holdings Limited, a subsidiary of Teekay Corporation, may sell common units representing limited partnership interests in us, at prevailing market prices or otherwise. Securities may also be sold through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay LNG Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, who may rely upon the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Teekay LNG Partners L.P. included in its Annual Report on Form 20-F for the year ended December 31, 2010, the effectiveness of Teekay LNG Partners L.P.’s internal controls over financial reporting as of December 31, 2010, and the consolidated financial statements of Teekay Nakilat (III) Corporation for the year ended December 31, 2010 filed as Exhibit 15.2 in its Annual Report on Form 20-F, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2010 (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2010;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•

all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 13, 2011, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekaylng.com, or by writing or calling us at the following address:

Teekay LNG Partners L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$76,943
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

5,500,000 Common Units

Representing Limited Partner Interests

Teekay LNG Partners L.P.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Senior Co-Managers

DnB NOR Markets	ABN AMRO

Junior Co-Manager

Credit Agricole CIB